NEWS RELEASE	Exhibit 99.1

Aug 14, 2007

FLEXIBLE SOLUTIONS ANNOUNCES SECOND QUARTER, 2007 FINANCIAL RESULTS
Conference call scheduled for Wed. Aug. 15th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, Aug 14, 2007 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the second quarter (Q2) ended Jun. 30, 2007.

Mr. Daniel B. O’Brien, CEO, states, “This was another successful quarter for FSI resulting in a significantly smaller loss than Q2, 2006 on similar operating revenues. The slightly lower than expected sales was a result of decreased sales performance in the Ecosavr pool product. As a result the pool division has undergone a reorganization and marketing of Ecosavr has been assigned to the historically successful Heatsavr executive. We expect this will lead to increased Ecosavr sales in 2008 and more effective use of personnel.”

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Sales in the second quarter (Q2), were $2,143,107, down slightly when compared to sales of $2,250,388, in the corresponding period a year ago. The result was a GAAP accounting net loss of $70,477, or $0.01 per basic weighted average shares for Q2, 2007 compared with a significantly higher net loss of $344,627, or $0.03, in Q2, 2006.

•	Basic weighted average shares used in computing per share amounts for the quarters were 13,841,489 for 2007 and 12,982,898 for 2006.

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Non-GAAP operating cash flow:  For the 6 months ending Jun. 30, 2007 net income reflects $535,182 of non-cash charges (depreciation and stock option expenses), and when non-cash charges are removed, the Company shows positive operating cash flow of $440,491 or $0.03 per share. This compares with operating cash flow of $441,904, or $0.03 per share, in the corresponding 6 months of 2006 (the 2006 cash flow number excludes Income tax recovery, an amount not related to 2006 operations, as given in the following table).

Heatsavr sales continue to grow at a stong rate as a result of not only higher energy costs but also higher water costs. Heatsavr reduces energy costs by reducing evaporation of warm pool water. As a result of sales growth the Heatsavr brand is gaining end user recognition. Sales of WaterSavr grew substantially in 2006 and 2007 and significant new opportunities for sales from around the world are the result of the product’s success. The NanoChem division continues to contribute substantially to sales and cash flow and, new opportunities are unfolding to further increase sales in this division. NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions. This has lead to less volatility in total revenue figures quarter over quarter.

* CEO, Dan O’Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Wednesday August 15th  to discuss the financials. Call 800 218 8862 (or 303 262 2140). *

(TABLE FOLLOWS)

The above information and following table contains supplemental information regarding income and cash flow from operations for the 3 & 6 months respectively ended June 30 2007 and 2006. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Jun. 30 (6 Months Operating Cash Flow)
(Unaudited)

	Unaudited
	3 months ended June 30
	2007		2006
Revenue	$2,143,107		$2,250,388
Net income (loss) GAAP	$(70,477)		$(344,627)
Net income (loss) per common share – basic. GAAP	$(0.01)		$(0.03)
3 month weighted average shares used in computing per share amounts – basic. GAAP	13,841,489		12,982,898

	6 Month Operating Cash Flow Ended June 30
Operating Cash flow including income tax adjustment (6 months). NON-GAAP	$440,491	a	$568,983	a
Operating cash flow excluding income tax recovery (6 months) Non-GAAP	$440,491	a	$441,904	a,b
Operating Cash flow per share (6 months) – basic. NON-GAAP	$0.03	a	$0.03	a,b
Income tax recovery-Q1, 2006-not related to 2006 operations	0.00		$127,079
Non-cash Adjustments (6 month)	$535,182	c	$704,281	c
6 month basic weighted average shares used in computing per share amounts – basic GAAP	13,485,482		12,982,112

a)	Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses. This is a 6 month number as per financials.
b)	Non-GAAP amount excludes Income tax recovery unrelated to 2006 operations.
c)	Amount represents depreciation and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Contact BPC Financial John Baldissera Toll Free: 800.368.1217 Email: ir@barrettopacific.com	Flexible Solutions International – Head Office Jason Bloom Tel: 800.661.3560 Email: Info@flexiblesolutions.com